Exhibit 99.1

As of December 5, 2019

Q&A Regarding

the Capital Alliance Memorandum of Understanding on

Business Integration

1.	Joint Tender Offer

Q. How were the tender offer prices (JPY 5,200 per LINE Corporation (“LINE”) common share, etc.) decided?

A. LINE has received a proposal from SoftBank Co., Ltd. (“SoftBank”) and NAVER Corporation (“NAVER”) concerning the prices for a joint tender offer, but no agreement has been reached on either the tender offer prices (the “Joint Tender Offer Prices”) for such proposed joint tender offer (the “Joint Tender Offer”) or, as described in “3. Schedule” below, whether such a Joint Tender Offer will be conducted at all.

Q. When will be the Joint Tender Offer Prices be finalized?

A. LINE has received a proposal from SoftBank and NAVER concerning the Joint Tender Offer Prices. LINE intends to discuss with the offerors the Joint Tender Offer Prices, taking into consideration among other factors the responses of the special committee LINE established. Please note that, as described in “3. Schedule” below, no agreement has been reached on whether such a Joint Tender Offer will be conducted.

Q. How will LINE handle the common shares owned by shareholders who do not participate in the Joint Tender Offer?

A. In the event that the Joint Tender Offer is successfully completed, it is planned that a squeeze-out will be conducted to take LINE private. In such a squeeze-out, LINE common shareholders who did not participate in the Joint Tender Offer will receive the same amount as the Joint Tender Offer Price per common share in exchange for each LINE common share that they own immediately preceding the effectiveness of the squeeze-out.

Q. Will American Depositary Shares (“ADS”) also be included in the Joint Tender Offer?

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A. The offerors intend to include the ADSs in the Joint Tender Offer, and so it is expected that ADS holders will be given the opportunity to participate in the Joint Tender Offer. However, the offerors are still considering the details of how to handle the ADSs in the tender offer in Japan and the United States respectively. Please note that, as described in “3. Schedule” below, no agreement has been reached on whether such a Joint Tender Offer will be conducted.

2.	Convertible Bonds

Q. Following the business integration, how will the convertible bonds issued last year be treated?

A. The offerors also intend to include the convertible bonds in the Joint Tender Offer, and so it is expected that bondholders will be given the opportunity to participate in the Joint Tender Offer at any finally determined Joint Tender Offer Price for the convertible bonds. Further, any bonds that remain outstanding after the Joint Tender Offer are planned to be made subject, pursuant to the terms and conditions of the convertible bonds, to early redemption. Please note that, as described in “3. Schedule” below, no agreement has been reached on whether such a Joint Tender Offer will be conducted.

Q. If the Joint Tender Offer is completed, but not all of the convertible bonds are acquired through it, is there any plan to “provide the same amount as the tender offer price” with respect to such bonds?

A. For convertible bonds that are outstanding following the Joint Tender Offer, in connection with the early redemption that would be conducted pursuant to the terms and conditions of the convertible bonds, bondholders are expected to receive the specified redemption amount. Please note that, as described in “3. Schedule” below, no agreement has been reached on whether such a Joint Tender Offer will be conducted.

Q. When is the redemption date for convertible bonds?

A. No redemption date has been decided at this time. A further announcement will be made once the date is fixed.

Q. How will convertible bonds allocated to NAVER be treated following the business integration?

A. LINE understands that NAVER does not intend to tender its convertible bonds into the Joint Tender Offer.

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3.	Schedule

Q. Is a detailed timeline of the business integration available?

A. While LINE announced on November 18, 2019, that it had entered into the memorandum of understanding (“MOU”), whether or not the business integration will take place has not yet been decided. Currently, LINE is in discussions with other parties about definitive agreements regarding the business integration, with a target of signing them in late 2019 or early 2020. In the event definitive agreements are signed, procedures such as seeking approvals from antitrust authorities in relevant countries and undertaking organizational restructuring with a view to the business integration will be undertaken, with an aim to realize the business integration by October 2020. The timeline described above, however, is subject to change due to various factors, including the progress of on-going discussions and the outcome of the reviews by the antitrust authorities. A further announcement will be made if the parties decide to move forward with the business integration, and once a more detailed schedule is decided upon.

Q. When will the Joint Tender Offer commence?

A. LINE has received a proposal from SoftBank and NAVER concerning the Joint Tender Offer Prices, but no agreement has been reached on either a detailed schedule for, or other particulars of, the Joint Tender Offer, or, as described below, whether such a Joint Tender Offer will be conducted at all. Further, once the Joint Tender Offer Price is decided, it is expected that the Joint Tender Offer will commence after required approvals under antitrust and other laws are obtained.

Q. When is LINE going to be delisted?

A. No decision has been made yet about LINE’s delisting. However, if a delisting date is decided upon, LINE will make a further announcement regarding it.

Q. Is there any possibility that the planned business integration will be called off altogether?

A. The recently signed MOU is non-binding and LINE is now reviewing the proposed Joint Tender Offer Price received from SoftBank and NAVER. Although, depending on further discussions among the parties and the responses from the special committee that LINE established, it is possible that the business integration may be cancelled, LINE intends to sincerely engage in discussions with the aim of reaching a final agreement with Z Holdings Corporation (“ZHD”), SoftBank and NAVER.

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4.	Business Integration

Q. How was the exchange ratio decided?

A. The recently signed MOU is non-binding. Regarding the exchange ratio agreed upon in the MOU, it was decided through discussions and negotiations between LINE and ZHD based on both parties’ business plans, also taking into consideration the valuations and advice from third party financial advisors. The exchange ratio settled upon in the MOU has been agreed on by ZHD, LINE and their respective parent companies (SoftBank and NAVER).

Q. What kind of synergies will be generated from the business integration?

A. LINE cannot begin to examine this concretely together with ZHD until the review by antitrust authorities and other steps are conducted and the business integration is completed. However, the companies are hoping to generate large-scale synergies by consolidating the corporate resources of both sides in their respective business areas. More concretely, LINE and ZHD are expecting to generate synergies in (1) the marketing business, (2) customer acquisition, (3) the Fintech business, and (4) new businesses and system development.

5.	Structure

Q. Why does LINE need to be taken private?

A. LINE and ZHD believe that integrating their businesses and aiming to become an “AI tech company that leads the world from Japan and Asia” would maximize the value of both companies. Based on this belief, the two companies and their respective parent companies (SoftBank and NAVER) are seeking a way to make the business integration into a reality. The parties then agreed on an MOU based around a structure acceptable to all four companies, which included taking LINE private.

Q. Why will ZHD shareholders remain as shareholders in the integrated company while shareholders of LINE will be bought out?

A. As a result of discussions between LINE, ZHD, and their respective parent companies (SoftBank and NAVER), the parties agreed on an MOU based around a structure acceptable to all four companies that involves taking LINE private. With a view to providing LINE’s shareholders fair compensation for their shares, LINE and its special committee are now examining the proposed Joint Tender Offer Price.

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Additional Information for U.S. Investors

In the United States, LINE will file a Solicitation/Recommendation Statement with the U.S. Securities and Exchange Commission (the “SEC”) on Schedule 14D-9 following commencement of a tender offer for securities of LINE within the meaning of Rule 14d-2 under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”). Holders of the securities of LINE that are subject to any such tender offer are advised to read it when it becomes available as it will contain important information. Copies of the Schedule 14D-9 and other related documents filed by LINE will be available free of charge on the SEC’s website at http://www.sec.gov. Any documents filed by the bidders in any such tender offer, including a Tender Offer Statement on Schedule TO, will also be available free of charge on the SEC’s website.

The respective financial advisors of SoftBank, NAVER or LINE as well as the tender offer agent(s) (including their affiliates) may, in the ordinary course of their business, engage in the purchase of the common shares of LINE, or act in preparation for such purchase, for their own account or for their customers’ account before or during the purchase period for the Joint Tender Offer in accordance with the requirements of Rule 14e-5(b) under the Exchange Act and to the extent permitted under Japanese financial instruments and exchange regulations and other applicable laws and ordinances. If any information concerning such purchase is disclosed in Japan, the relevant financial advisor or tender offer agent who conducted such purchase will disclose such information on its English website (or by any other means of public disclosure).

Forward-Looking Statements

This document contains forward-looking statements with respect to ZHD’s and LINE’s current plans, estimates, strategies and beliefs, including, without limitation, the statements made concerning the proposed offer and the proposed transaction. Forward-looking statements include, but are not limited to, those statements using words such as “anticipate,” “believe,” “continues,” “expect,” “estimate,” “intend,” “project,” “aim,” “plan,” “likely to,” “target,” “contemplate,” “predict,” “potential” and similar expressions and future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may,” or similar expressions generally intended to identify forward-looking statements. These forward-looking statements are based on information currently available to ZHD and LINE, speak only as of the date hereof and are based on their respective current plans and expectations and are subject to a number of known and unknown uncertainties and risks, many of which are beyond their control.

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As a consequence, current plans, anticipated actions and future financial position and results of operations may differ significantly from those expressed in any forward-looking statements in this document. You are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented and neither ZHD nor LINE intends to update any of these forward-looking statements. Risks and uncertainties that might affect ZHD, LINE, the Joint Tender Offer or the business integration include, but are not limited to, those relating to:

•	whether ZHD, LINE, SoftBank and NAVER will be able to agree on the terms of the business integration;
•	whether the terms of the business integration that are ultimately agreed among ZHD, LINE, SoftBank and NAVER will be consistent with the terms described in this document;
•	whether the Joint Tender Offer will be commenced or will close;
•	the timing of the Joint Tender Offer;
•	obtaining the requisite consents to the Joint Tender Offer and the business integration, including, without limitation, the risk that a regulatory approval that may be required for the business integration is delayed, is not obtained, or is obtained subject to conditions that are not anticipated;
•	whether the conditions for the Joint Tender Offer and the business integration will be satisfied or waived;
•	the possibility that, prior to the completion of the business integration, ZHD’s and LINE’s businesses and their relationships with employees, collaborators, vendors and other business partners may experience significant disruption due to transaction-related uncertainty;
•	shareholder litigation in connection with the Joint Tender Offer or the business integration potentially resulting in significant costs of defense, indemnification and liability; and
•	the risks and uncertainties pertaining to ZHD and LINE’s businesses, including in LINE’s case those detailed under “Risk Factors” and elsewhere in LINE’s public periodic filings with the SEC, as well as those detailed in the tender offer materials that may be filed by SoftBank and NAVER, the Solicitation / Recommendation Statement that may be filed by LINE, and the Transaction Statement that may be filed, all in connection with the Joint Tender Offer or the business integration if they are commenced.

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